As filed with the Securities and Exchange Commission on December 19, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Rewards Network Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-6028875
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2 North Riverside Plaza, Suite 950

Chicago, Illinois 60606

(312) 521-6767

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bryan R. Adel

Vice President, General Counsel,

Secretary and Chief Privacy Officer

Rewards Network Inc.

2 North Riverside Plaza, Suite 950

Chicago, Illinois 60606

(312) 521-6767

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

3¼% Convertible Subordinated Debentures due October 15, 2023	$70,000,000		100%	$70,000,000	$5,663

Common Stock, par value $0.02 per share	3,912,800	(2)	—	—	—

(1) Equals the aggregate principal amount of the debentures being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest and dividends, if any.

(2) Represents the number of shares of common stock that are initially issuable upon conversion of the debentures. Pursuant to Rule 416 under the Securities Act, also includes an indeterminate number of shares of common stock as may be issued from time to time upon conversion of the debentures in connection with stock splits, stock dividends, recapitalizations or similar events. Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee with respect to the shares of common stock issuable upon conversion of the debentures registered hereby because no additional consideration will be received for the common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 19, 2003

Prospectus

$70,000,000

Rewards Network Inc.

3¼% Convertible Subordinated Debentures due October 15, 2023 and Shares of Common Stock Issuable Upon Conversion of the Debentures

On October 15, 2003 we issued and sold $70,000,000 aggregate principal amount of our 3¼% Convertible Subordinated Debentures due October 15, 2023. This prospectus will be used by selling securityholders to resell their debentures and the common stock issuable upon conversion of their debentures. We will not receive any proceeds from this offering.

We will pay interest on the debentures on April 15 and October 15 of each year, beginning on April 15, 2004. The debentures will mature on October 15, 2023. Holders may require us to repurchase for cash all or part of their debentures on October 15, 2008, October 15, 2013 and October 15, 2018 or upon a change of control at the price set forth in this prospectus. We may redeem the debentures, in whole or in part, at any time on or after October 15, 2008, at the redemption prices set forth in this prospectus.

The debentures are convertible prior to the maturity date into shares of our common stock at an initial conversion price of $17.89 per share, subject to adjustment for certain events, upon the occurrence of any of the following:

•	the closing price of our common stock on the trading day prior to the conversion date was 110% or more of the conversion price of the debentures on such trading day;

•	we have called the debentures for redemption;

•	the average of the trading prices of the debentures for any five consecutive trading day period was less than the average conversion value for the debentures during that period, subject to certain limitations; or

•	we make certain distributions to holders of our common stock or we enter into specified corporate transactions.

The initial conversion price is equivalent to a conversion rate of approximately 55.8971 shares per $1,000 principal amount of debentures.

The debentures are not listed on any securities exchange or included in any automated quotation system. The debentures are eligible for trading on The Portal MarketSM (“PORTAL”), a subsidiary of the Nasdaq Stock Market, Inc. Our common stock is traded on the American Stock Exchange under the symbol “IRN.” The closing price of our common stock on December 15, 2003 was $ 9.94 per share.

Investing in the debentures and our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2003.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding companies, such as Rewards Network, that file electronically with the SEC. You can also inspect reports, proxy statements and other information about our company at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

Rewards Network Inc. SEC Filings (File No. 001-13806)	Period/Date Filed

Annual Report on Form 10-K (including the portions of our Proxy Statement for our 2003 Annual Meeting of Stockholders incorporated by reference therein), as amended	Year ended December 31, 2002

Quarterly Report on Form 10-Q	Quarter ended March 31, 2003

Quarterly Report on Form 10-Q	Quarter ended June 30, 2003

Quarterly Report on Form 10-Q	Quarter ended September 30, 2003

Current Report on Form 8-K	January 13, 2003

Current Report on Form 8-K	April 21, 2003

Current Report on Form 8-K	July 24, 2003

Current Report on Form 8-K	December 9, 2003

Description of our common stock as set forth in our registration statement on Form 8-A	June 4, 1995

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the debentures and common stock under this prospectus shall also be deemed to be incorporated in this prospectus by reference, other than any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K.

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You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Rewards Network Inc.

2 North Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attention: Secretary

(312) 521-6767

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document. These filings are also available free of charge through our Internet web site, at http://www.rewardsnetwork.com.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. The words “anticipates,” “intends,” “expects,” “could,” “should,” “plans,” “believes,” “estimates” or words or phrases of similar import generally identify forward-looking statements. You are cautioned that forward-looking statements are subject to risks, trends and uncertainties that could cause actual results, performance or achievements to differ materially from those expressed in any forward-looking statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements include, but are not limited to, those discussed in the section of this prospectus entitled “Risk Factors.” We undertake no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to future results over time.

All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

iDine, iDine Prime and Rewards Network are trademarks of Rewards Network Inc. All other product and company names are trademarks and registered trademarks of their respective companies.

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SUMMARY

The following summary may not contain all the information that may be important to you. You should read and carefully consider this entire prospectus, as well as the information to which we refer you and the information incorporated by reference. When used in this prospectus, the terms “Rewards Network,” “we,” “our” and “us” refer to Rewards Network Inc. and its consolidated subsidiaries, unless otherwise specified.

Rewards Network

We market and administer loyalty and rewards programs that bring our participating merchants and members together. We do this by offering rewards in the form of savings and benefits to our members who patronize our participating merchants, principally restaurants and hotels. We attract participating restaurants by purchasing credits for food and beverages in advance and by providing yield management tools such as variable promotions, dining incentives and off-peak pricing to fill empty tables and generate incremental business, and we attract participating hotels by providing similar yield management tools to fill empty hotel rooms and generate incremental business. We offer rewards in the form of cash, airline miles and other currencies to our members who patronize our participating merchants and pay using a credit card they have registered with us. We partner with significant participants in the airline and banking industries to obtain and service members.

As of September 30, 2003, we had approximately 10,847 participating restaurants in approximately 62 metropolitan markets in 41 states. We typically purchase food and beverage credits (“Rights to Receive”) from participating restaurants for 50% of the retail price for which they sell the food and beverages. We make these purchases with cash or by providing advertising and media placement services. When members dine at participating restaurants from which we have purchased Rights to Receive, we typically are entitled to receive the full amount paid by the members to the restaurants, less amounts left at participating restaurants for tax and tip. We then provide our members with rewards in the form of savings or benefits for dining in our participating restaurants. Alternatively, our members may earn rewards by dining at participating restaurants for which we receive a marketing fee.

In the second quarter of 2003, we launched a hotel revenue management product that focuses on higher end, principally independent hotels, which typically do not have their own loyalty or rewards programs. Although our hotel loyalty and rewards program is in its early stages, as of September 30, 2003, the number of participating hotels had grown to 479.

As of September 30, 2003, we had approximately 3.2 million active members (i.e., members with at least one transaction with one of our participating merchants during the last 12 months). Our members come from a variety of sources and marketing efforts, including through direct solicitation or through our affiliations with major airlines, large banks, credit card issuers and other affinity partners (i.e., partners that generally enroll their members in our programs).

A critical part of the administration of our loyalty and rewards programs is our registered card platform. We believe the registered card platform provides a discrete, user-friendly mechanism since members are able to register a valid credit card with us and then present that registered credit card when transacting at a participating merchant in order to receive their rewards and benefits.

The vast majority of rewards are delivered to members in the form of a direct credit on their credit card statement, a cash-denominated reward to a loyalty or rewards program account or a mileage credit to their frequent flyer account.

We notify our members of our participating merchants’ rewards through a variety of methods: email, online at our web site, www.rewardsnetwork.com, newsletters, directories, toll-free numbers, fax back services and wireless devices such as personal digital assistants.

Effective December 9, 2003, we changed our corporate name to Rewards Network Inc. from iDine Rewards Network Inc. Effective January 30, 2002, we changed our corporate name to iDine Rewards Network Inc. from Transmedia Network Inc. Our common stock is traded on the American Stock Exchange under the symbol “IRN.” Our principal executive offices are located at 2 North Riverside Plaza, Suite 950, Chicago, Illinois 60606, and our telephone number is (312) 521-6767.

The Offering

Securities Offered	$70,000,000 aggregate principal amount of 3¼% Convertible Subordinated Debentures due October 15, 2023 and the underlying shares of common stock into which the debentures are convertible.

Interest	The debentures bear interest at an annual rate of 3¼%. Interest is payable on April 15 and October 15 of each year, beginning April 15, 2004.

Maturity Date	October 15, 2023.

Conversion Rights

The debentures are convertible at any time prior to the maturity date into shares of our common stock at a conversion price of $17.89 per share, subject to certain adjustments, upon the occurrence of any of the following:

•	the closing price of our common stock on the last trading day prior to the conversion date was 110% or more of the conversion price of the debentures on such trading day;

•	we have called the debentures for redemption;

•	the average of the trading prices of the debentures for any five consecutive trading day period was less than the average conversion value for the debentures during that period, subject to certain limitations; or

•	we make certain distributions to holders of our common stock or we enter into specified corporate transactions.

The initial conversion price is equivalent to a conversion rate of approximately 55.8971 shares per $1,000 principal amount of debentures. Upon conversion, we may elect to deliver cash in lieu of common stock or a combination of cash and common stock in our sole discretion. See “Description of the Debentures—Conversion Settlement Options.”

Upon conversion, you will not receive any cash representing accrued interest. See “Description of the Debentures—Conversion of Debentures.”

Optional Redemption

We may redeem the debentures, in whole or in part, at any time on or after October 15, 2008, at a price equal to 100% of the principal amount of the debentures being redeemed, together with accrued and unpaid interest and additional interest, if any.

Sinking Fund	None

Purchase of Debentures at Your Option on Specified Dates

Holders may require us to repurchase all or part of their debentures for cash on October 15, 2008, October 15, 2013 or October 15, 2018 at a price equal to 100% of the principal amount of the debentures, together with accrued and unpaid interest and additional interest, if any.

Purchase of Debentures at Your Option upon Change of Control

Upon a change of control, holders may require us to purchase their debentures at a price equal to 100% of the principal amount of the debentures, together with accrued and unpaid interest and additional interest, if any.

Subordination

The debentures are our general unsecured obligations. The debentures are subordinated in right of payment to all of our existing and future senior indebtedness. The debentures are also effectively subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of December 15, 2003, we had no senior indebtedness outstanding. We and our subsidiaries are not prohibited from incurring senior indebtedness or other debt under the indenture.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the debentures or the shares of our common stock issuable upon conversion of the debentures.

Trading

The debentures are eligible for trading in PORTAL. However, we can give no assurance as to the liquidity of or trading market for the debentures. Our common stock is traded on the American Stock Exchange under the symbol “IRN.”

Registration Rights

We have filed this shelf registration statement with the SEC with respect to the debentures and the common stock issuable upon conversion of the debentures pursuant to a registration rights agreement. See “Description of the Debentures—Registration Rights.”

Risk Factors

Investment in the debentures involves risk. You should carefully consider the information under “Risk Factors,” and all other information included in this prospectus and the documents incorporated by reference.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus. The summary consolidated financial data as of and for the fiscal years ended December 31, 2002, September 30, 2001 and September 30, 2000 and the three months ended December 31, 2001 has been derived from our audited consolidated financial statements. The summary consolidated financial data as of and for the three months ended December 31, 2000 and the nine months ended September 30, 2003 and September 30, 2002 has been derived from our unaudited consolidated financial statements. The balance sheet data set forth below is presented on an actual basis and as adjusted to give effect to the initial sale of the debentures by us to Credit Suisse First Boston LLC.

	Year Ended December 31,	Three Months Ended December 31,		Year Ended September 30,		Nine Months Ended September 30,
	2002	2001	2000	2001	2000	2003	2002
			(unaudited)			(unaudited)
	(in thousands, except per share data)
Statements of Operations Data:
Sales	$289,095	$50,629	$43,981	$190,037	$180,627	$259,794	203,613
Net revenue	75,101	12,162	9,835	45,401	36,356	68,207	53,335
Other operating revenue	5,140	1,632	1,915	7,785	10,002	3,676	3,967
Total operating revenues	80,241	13,794	11,750	53,186	46,358	71,883	57,302
Total operating expenses	60,341	12,109	11,301	47,450	46,831	51,225	43,332

Operating income (loss)	19,900	1,685	449	5,736	(473)	20,658	13,970
Other expense	(1,993)	(529)	(1,342)	(4,317)	(5,682)	(1,344)	(1,560)
Income (loss) before income taxes and extraordinary item	17,907	1,156	(893)	1,419	(6,155)	19,314	12,410
Income tax expense (benefit)	(1,328)	71	—	85	—	7,525	(2,153)
Extraordinary item, loss on early extinguishment of debt, net of tax	—	—	—	—	(1,623)	—	—
Net income (loss)	$19,235	$1,085	$(893)	$1,334	$(7,778)	11,789	14,563

Per Share Data:
Net income (loss)
Basic	$1.01	$0.05	$(0.07)	$0.01	$(0.63)	$0.53	$0.79

Diluted	$0.82	$0.05	$(0.07)	$0.01	$(0.63)	$0.47	$0.62

Weighted average number of common and common equivalent shares outstanding:
Basic	20,680	15,781	16,177	15,983	14,149	22,411	17,551

Diluted	23,494	16,089	16,177	16,281	14,149	25,172	23,353

	Year Ended December 31,	Three Months Ended December 31,			Year Ended September 30,			Nine Months Ended September 30,
	2002	2001	2000	2001	2000	1999	1998	2003
				(unaudited)				(unaudited)
Other Data:
Ratio of earnings to fixed charges	808%	227%	54%	122%	17%	-109%	-245%	1.180%
	As of September 30, 2003
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Balance Sheet Data:
Total assets	$169,226	$179,226
Total debt	0	70,000
Total stockholders’ equity	69,665	69,665

RISK FACTORS

Risks Related to Our Business

A significant number of our members are obtained from our relationships with airlines and other reward program partners.

We depend on our relationships with reward program partners for a significant number of our members and a significant portion of our revenue. We are particularly dependent on our relationships with airline frequent flyer programs. For the nine months ended September 30, 2003, approximately 58% of our sales were derived from members enrolled through their airline frequent flyer programs. As of September 30, 2003, we had contracts or relationships with nine major airlines, and approximately 2.0 million of our 3.2 million active members were enrolled as our members through their airline frequent flyer programs. In addition, as of September 30, 2003, members enrolled through two of our reward program partners accounted for approximately 41% of our active members over the previous 12 months and for approximately 33.1% of our dining sales for the nine months ended September 30, 2003. Members enrolled through the reward programs of each of United Airlines and Upromise, Inc. separately accounted for more than 10% of our revenue for that same period.

If our contracts or relationships with our reward program partners terminate, we will likely lose those members who are enrolled in our programs through these reward program partners. Each year a number of these contracts are subject to renewal. We cannot assure you that any of our contracts with our reward program partners will be renewed or, if renewed, will be renewed on terms as favorable to us as the current terms. Moreover, we cannot assure you that our relationships with our reward program partners with which we do not have contracts will continue or will continue on terms as favorable to us as the current terms. If our reward program partner contracts are terminated, are not renewed or are renewed on less favorable terms, or if our reward program partner relationships are terminated or altered in ways unfavorable to us, the number of members in our programs could significantly decline, and there could be an adverse effect on our business, financial condition and results of operations. For example, if the airlines raise the price for us to purchase airline frequent flyer miles, there could be an adverse effect on our business, financial condition and results of operations.

In addition, some of our relationships with reward program partners depend upon the use of bank affinity credit cards that are associated with our reward program partners. If the relationship between a reward program partner and a credit card issuer terminates, we may lose access to the members enrolled through that credit card program, and this could have an adverse effect on our business, financial condition and results of operations.

A significant amount of our rewards currency is concentrated in one industry group.

A significant portion of rewards we give our members consists of airline miles. We expect this to continue and, perhaps, increase if our strategy to expand the use of airline miles as a reward currency materializes.

Although airline miles are currently considered to be an attractive rewards currency, there is no assurance that airline miles rewards will continue to be viewed favorably by consumers and members. The terms of frequent flyer programs are subject to change at the discretion of the airlines, and changes to these programs may make frequent flyer miles a less attractive currency. For example, if the airlines increase the number of miles required to earn travel rewards, reduce the number of seats available for reward travel or otherwise limit the availability of redemption options, the attractiveness of airline miles will diminish and may result in reduced membership in our programs and in reduced usage of our loyalty and rewards programs. This could have an adverse effect on our business, financial condition and results of operations.

Furthermore, a sustained economic downturn in the airline industry could have an adverse effect on our business, financial condition and results of operations as there is no assurance that we can convert members who choose frequent flyer miles over our other rewards currencies to other forms of rewards should the airlines no longer be able to participate. Since September 11, 2001, the airline industry has generally suffered a significant decline in passenger traffic and profitability, including several airlines with which we have rewards program relationships. Although US Airways and United Airlines have continued to honor their outstanding frequent flyer miles after filing for bankruptcy protection, there is no assurance that they or any other airline will continue to offer frequent flyer programs or to sell frequent flyer miles to third parties such as us. The continued impact of the economic downturn of the airline industry on our airline partners may result in the diminished attractiveness of airline miles as a rewards currency that we offer to our members and, thus, reduce the usage of our loyalty and rewards programs. This could have an adverse effect on our business, financial condition and results of operations.

We depend on our ability to attract and retain merchants and members.

Our business requires significant marketing efforts. Partially due to the high rate of restaurant failures, we are always at risk for decreases in the number of participating restaurants. Because of this, we constantly need to recruit new restaurants to participate in our programs. Moreover, we need to continually demonstrate to our participating and prospective merchants that we generate incremental business for our participating merchants. If we are unable to do so, we may not be able to recruit new participating merchants or retain our existing participating merchants.

We depend on our ability to recruit merchants and members. Failure to procure contracts with a sufficient number of desirable merchants in a timely manner or any significant reduction in business from participating merchants in any market would reduce our revenue and adversely affect our business, financial condition and results of operations. In addition, an absence of desirable merchants could cause members to either become less engaged or cancel their memberships with us or cause affiliates and partners to choose not to participate in our loyalty and rewards programs. This would reduce our revenues and profitability and harm our ability to attract new members and participating merchants. Any decline in member usage or membership enrollments would also slow our Rights to Receive turnover, causing a decline in revenue and a higher cost of financing our Rights to Receive inventory, and this could adversely affect our business, financial condition and results of operations.

We must also continue to increase our number of active members and the frequency with which our members patronize participating merchants. Any number of factors could affect the frequency with which members participate in our programs or whether consumers enroll in any of our programs at all. These factors include (1) consumer tastes and preferences, (2) the frequency with which consumers dine out or stay at hotels, (3) the number of desirable merchants participating, (4) general economic conditions, (5) weather conditions and (6) the availability of alternative discount programs in the local regions where consumers live and work. Any significant decline in usage or increase in membership cancellations, without a corresponding increase in new member enrollments, could make our programs less desirable to participating or prospective merchants, would adversely affect our revenue and could have a material adverse effect on our business, financial condition and results of operations.

We must expand our number of marketing personnel and enter into new marketing relationships to help gain access to large groups of potential members. We have relationships with various organizations for the marketing, support and endorsement of our services and products. For example, we rely on our agreements with banks, credit card issuers, corporations, airline frequent flyer programs, member savings and loyalty programs and other entities across the country to market our services to their existing and future customers. However, we need to expand these relationships and enter into new relationships. The development and management of these relationships (including keeping our web site content attractive) may be a long and difficult process, requires experienced sales and marketing personnel and may not be successful.

During an initial annual membership term or a renewal term, members who pay a fee may cancel their memberships in the program, generally for a pro rata refund of the membership fees for that period. Accordingly, profitability of our programs depends, in part, on recurring and sustained fee membership renewals.

Our inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market may adversely affect our business, financial condition and results of operations.

The success of our business depends on our ability to maintain an appropriate ratio of members to participating merchants within each geographic market we serve. If we have too many members and too few participating merchants, our member base may become dissatisfied and/or participating merchants may experience a higher volume of rewards business than anticipated. This could result in low program usage, high membership cancellations and participating merchant attrition. Alternatively, if too many merchants participate in our programs with too few members, Rights to Receive turnover and general usage will be reduced, resulting in reduced revenue. Managing this ratio requires us, among other things, to anticipate trends within a market and the desires of our members and participating merchants. We cannot assure you that we will be able to manage this balance effectively in each of our markets. Our failure to do so could adversely affect our business, financial condition and results of operations.

Our new program offering members rewards for patronizing select hotels may not be successful.

We have recently begun offering cash-denominated rewards and airline mileage credits to our members based on their use of select hotels that participate in our loyalty and rewards program. The development of this new program has required and will require us to make significant investments of management time and infrastructure, as well as funds. Until the second quarter of 2003, we had no experience in the hotel industry, and, to our knowledge, there were no independent third-party rewards program providers in the hotel industry. We cannot assure you that our program will be successful.

In offering this program, we encounter competition from other companies that offer discounts to the public for patronizing the hotels that participate in their programs. These other companies are larger and better financed than us. Moreover, these other companies have already developed large numbers of participating hotels, including hotels that are members of national chains, and have invested significantly in developing brand recognition and public awareness of their programs. The success of our hotel loyalty and rewards program will also depend significantly upon the timeliness and the accuracy of the information and the cooperation we receive from our participating hotels.

Changes to card association rules and practices could adversely affect our business, financial condition and results of operations.

Our business model depends on our ability to obtain information with respect to credit card transactions made by our members at our participating merchants. Current VISA and MasterCard rules and practices permit the aggregation of data for credit card transactions at our participating merchants and the comparison of this data with a file containing our members’ registered card information. However, there is no assurance that card association rules and practices will not change to limit our ability to do this. Any change in the credit card association rules or practices that limits our ability to obtain or use credit card transaction information could adversely affect our business, financial condition and results of operations.

We depend upon our relationships with transaction processors, presenters and aggregators.

Credit card transaction processing is an integral part of our business, and our relationships with credit card processors, transaction presenters and aggregators of credit card transactions are very important. We currently have contracts with a significant number of presenters of credit card transactions. If these relationships terminate and we are unable to find suitable replacements, our ability to receive and process merchant transactions could be impaired, which would expose us to potential liability and could have an adverse effect on our business, financial condition and results of operations.

Network interruptions or processing errors could adversely affect our business, financial condition and results of operations.

We depend on the functionality of transaction processing networks. Network interruptions and processing errors may result from various causes, including disruptions to telecommunications services or the electricity supply. Such disruptions may be caused by human error. There is also the potential threat of telecommunications and electrical disruptions caused by acts of terrorism or the malicious acts of computer criminals, who may attempt to compromise specific systems or generally propagate malicious software, such as viruses and worms. Any extensive or long-term disruptions affecting transaction processors could cause us to incur substantial additional expense, which could have an adverse effect on our business, financial condition and results of operations.

We are susceptible to a changing regulatory environment.

We are subject to a number of current and pending federal and state laws and regulations governing privacy and the use and storage of financial data. Changes to existing laws and regulations or the promulgation of new laws and regulations could increase our operating costs, change our competitive environment or otherwise adversely affect us. We cannot assure you that these laws and regulations will not be amended or interpreted differently by regulatory authorities, or that new laws and regulations will not be adopted, which could adversely affect our business, financial condition and results of operations.

Privacy concerns of our marketing partners, credit card processors and the public may result in increased operating costs.

Privacy concerns make it more difficult for us to obtain and retain marketing partners. Our marketing partners may be subject to public pressure not to divulge information regarding their members to us. Our marketing partners may also adopt more stringent policies regarding the use and disclosure of financial data than their existing policies and practices. If we are required to implement new systems and processes to comply with changes to our marketing partners’ privacy policies and practices or to address credit card processors’ and the public’s concerns about privacy, this will increase our operating costs and will adversely affect our business, financial condition and results of operations.

Our security measures may not be successful.

We have developed and implemented a number of measures in an effort to keep our member and participating merchant data secure. We continually work on enhancing and improving our security measures. These measures may be expensive and involve hiring additional personnel or suppliers and consultants. The measures we have taken and may take in the future may not be successful. The complete or partial failure of our security measures could result in damage to our reputation, the loss of members and participating merchants and the filing of claims and lawsuits against us. Thus, failure of our security measures could adversely affect our business, financial condition and results of operations.

We are susceptible to restaurant credit risk.

We typically purchase Rights to Receive from restaurants that participate in our Dining Credits Purchase Plan. These Rights to Receive are generally liquidated when our members patronize participating restaurants. However, we may not be able, upon the failure of a participating restaurant, to collect any or all of the amount of the outstanding Rights to Receive that we have purchased from that restaurant. Although we generally secure Rights to Receive by obtaining personal guarantees from restaurant owners or security interests in available assets, we cannot assure you that these measures will be adequate to enable us to recover our outstanding Rights to Receive. Our failure to recoup a significant portion of our Rights to Receive would harm our cash flow and have a material adverse effect on our business, financial condition and results of operations.

Economic changes could hurt our business.

The success of our business depends on our members’ use at participating merchants of credit cards registered with our program. If the national or local economy slows in the regions in which we do business, our members may perceive that they have less disposable income to permit them to dine out or stay at hotels. As a consequence, they may spend less and use their registered cards less often, if at all. Any decline in program usage would hurt our business. In addition, a sustained economic downturn could cause participating merchants to go out of business or cause our members to dine out or stay at hotels less frequently. It is likely that, if the number of merchants entering bankruptcy rises, the number of uncollectible Rights to Receive would also rise. This would have an adverse effect on our business, financial condition and results of operations.

Alternatively, if the economy is robust and consumers have more disposable income to spend, merchants may be less inclined to participate in our programs due to the reduced need to fill empty tables or hotel rooms. Any decline in the number of participating merchants would hurt our business.

If we lose key personnel, our business, financial condition and results of operations could be adversely affected.

Our success depends, in part, on the skills, experience, efforts and policies of key personnel, including our President and Chief Executive Officer. The loss of one or more of our senior executives or key personnel would have an adverse effect on our business, financial condition and results of operations. We cannot assure you that we will continue to retain such personnel.

We face significant competition in each of our lines of business.

We compete for both members and participating merchants, and we experience competition with respect to different aspects of our business. Some of our competitors provide merchant financing, and others provide loyalty programs. Although we believe that none of our competitors provides the suite of services that we offer and that none of our competitors operates in all of the markets in which we operate, new competitors could enter our business, and increased competition could adversely affect our business, financial condition and results of operations.

Our competitors include discount and rewards programs offered by major credit card companies, other companies that offer different kinds of discount marketing programs and numerous small companies that offer services that may compete with the services offered or to be offered by us. We also anticipate continued growing competition from various e-commerce ventures. Certain of our competitors or potential competitors may have substantially greater financial resources and expend considerably larger sums than we do for new product development and marketing. Further, we must compete with many larger and better-established companies for the hiring and retaining of qualified sales and marketing personnel. We cannot assure you that we will continue to be able to compete successfully with such entities.

If we are unable to obtain sufficient cash, our business, financial condition and results of operations may be adversely affected.

Our business is cash intensive. We typically purchase Rights to Receive from participating restaurants in exchange for cash. As of September 30, 2003, our cash and cash equivalents and short-term investments were $15.9 million, and we had purchased $122.4 million of Rights to Receive. As of December 15, 2003, we had no indebtedness outstanding under our $50.0 million credit facility. If our credit facility is terminated and we are not able to replace the facility or otherwise raise cash, we may be required to scale back or abandon one or more of our strategies, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to raise cash in the future on acceptable terms or at all. If we raise funds through the sale of equity or convertible debt securities, the value of our outstanding stock likely will be reduced.

Risks Related to the Debentures and Our Common Stock

The debentures are subordinated, and there are no financial covenants in the indenture. Our ability to service our debt is dependent to some extent on the earnings of, and the receipt of distributions from, our subsidiaries.

The debentures are our general unsecured obligations and are subordinated in right of payment to all of our existing and future senior indebtedness, including any borrowings under our existing credit facility under which, as of December 15, 2003, we have the ability to borrow up to $50.0 million. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the debentures due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the debentures only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding debentures. In addition, we will not make any payments on the debentures in the event of payment defaults or other specified defaults on our designated senior indebtedness.

We depend on our subsidiaries for substantially all of our cash flow. Pursuant to the terms of our existing credit facility, certain of our subsidiaries would be prohibited from paying dividends or making other distributions to us upon the occurrence of certain events of default under the credit facility. If any of our subsidiaries is not permitted to pay us dividends or other distributions, we may not have sufficient cash to fulfill our obligations under the debentures.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual restrictions. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the debentures to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the debentures could be adversely affected. We expect that we and our subsidiaries will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

We may be unable to meet the requirements under the indenture to purchase the debentures upon a change of control or upon the exercise of a holder’s right to have us purchase debentures.

Holders may require us to purchase all or a portion of their debentures on October 15, 2008, 2013 and 2018 or upon a change of control. We might not have enough funds to pay the purchase price for all tendered debentures. Additionally, future credit agreements or other agreements relating to our indebtedness might prohibit the redemption or repurchase of the debentures and provide that a change of control constitutes an event of default. If we are required to repurchase debentures at a time when we are prohibited from doing so, we could seek the consent of our lenders to purchase the debentures or could attempt to refinance this debt. If we do not obtain a consent or refinance this debt, we could not purchase the debentures. Our failure to purchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, the subordination provisions of the indenture would possibly limit or prohibit payments to holders. The term “change of control” is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the debentures upon a change of control would not necessarily afford holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A market may not develop for the debentures.

The debentures are securities for which there is currently no established market. A market for the debentures may not develop or, if one does develop, it may not be maintained. The liquidity of any market in the debentures will depend upon the number of holders of the debentures, our performance, the market for similar securities, the interest of securities dealers in making a market for the debentures and other factors. If an active market for the debentures fails to develop or be sustained, the trading price of the debentures could decline significantly.

The price of our common stock, and therefore the price of the debentures, may fluctuate significantly, which may make it difficult for holders to resell the debentures or the common stock issuable upon conversion of the debentures when desired or at attractive prices.

Prior to electing to convert debentures, the debenture holder should compare the price at which our common stock is trading in the market to the conversion price of the debentures. Our common stock trades on the American Stock Exchange under the symbol “IRN.” On December 15, 2003, the last reported bid price of our common stock on the American Stock Exchange was $9.94 per share. The initial conversion price of the debentures is $17.89 per share. The market prices of our securities are subject to significant fluctuations in response to the factors set forth above and other factors, many of which are beyond our control. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the debentures.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Because the debentures are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures. Holders who receive common stock on conversion also will be subject to the risk of volatility and depressed prices of our common stock.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Because the debentures are convertible into common stock only at a conversion price in excess of the recent trading price, such a decline in our common stock price may cause the value of the debentures to decline.

We are controlled by Samstock, L.L.C. and its affiliates.

As of September 26, 2003, our largest stockholder, Samstock, L.L.C. and its affiliates, beneficially owned in aggregate 5,547,684 shares of our common stock, representing approximately 22.6% (based on 22,735,217 shares of common stock outstanding at July 30, 2003) of our outstanding common stock (assuming the exercise of all exercisable stock options and warrants). Of this amount, 3,253,146 shares were owned by Samstock and its affiliates, 1,759,958 shares were issuable upon the exercise of warrants held by Samstock and its affiliates and 534,580 shares were held by others but were subject to voting and disposition restrictions in favor of Samstock. As a result of their ownership, Samstock and its affiliates may be able to determine or substantially influence the outcome of all matters submitted to a vote of our stockholders, including the election of directors. Samstock is ultimately owned by trusts established for the benefit of Samuel Zell, the Chairman of our board of directors, and members of his family. The trustee of those trusts is Chai Trust Company, L.L.C. Samuel Zell is not a trustee of Chai Trust Company, L.L.C.

Our board of directors may issue our authorized preferred stock without stockholder approval.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with rights and preferences that may be determined from time to time by our board of directors. Accordingly, our board of directors may, without stockholder approval, issue one or more series of preferred stock with rights which could adversely affect the voting power or other rights of the holders of outstanding shares of preferred stock or common stock. Although we do not have any current plans to issue any series or shares of preferred stock, we may do so in the future. Because the debentures are convertible into shares of our common stock, the actual or potential issuance of preferred stock could result in a decrease in the trading price of the debentures.

The future sales of restricted and other shares may cause dilution to each stockholder’s percentage ownership interest and could cause our stock price to decline.

Sales of a substantial amount of stock in the public market (such as the shares previously registered by us), or the perception that these sales may occur, could result in lower market prices of our common stock. This could also impair our ability to raise additional capital through the sale of other securities. As of November 30, 2003, we had 24,449,231 shares of common stock and warrants exercisable for 2,020,186 shares of common stock outstanding. In addition, 1,619,950 shares of common stock were issuable upon exercise of outstanding employee and director stock options, 136,237 shares of common stock were issuable upon the exercise of outstanding director stock awards and an additional 323,129 shares were available under our incentive stock option plans for future grant. All of these shares have been registered for sale. The issuance and sale of a significant number of shares of our securities upon the exercise of stock options and warrants, or the sales of a substantial number of shares of stock pursuant to Rule 144 or otherwise, could result in a dilution to each stockholder’s percentage ownership and could adversely affect the market prices of our securities.

The debentures may not be rated or may receive a lower rating than anticipated.

We believe it is unlikely that the debentures will be rated. However, if one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the debentures and our common stock would be adversely affected.

Delaware corporate law, our certificate of incorporation and our by-laws contain anti-takeover provisions that could delay or prevent a change of control even if the change of control would be beneficial to our stockholders.

Delaware law, our certificate of incorporation and our by-laws contain anti-takeover provisions that could delay or prevent a change of control of our company, even if a change of control would be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions:

•	authorize the issuance of preferred stock that can be created and issued by our board of directors without prior stockholder approval to increase the number of outstanding shares and deter or prevent a takeover attempt;

•	prohibit common stockholder action by written consent, thereby requiring all common stockholder actions to be taken at a meeting of our common stockholders;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	limit the ability of stockholders to call special meetings of stockholders; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, our certificate of incorporation and the terms of our 1996 Long-Term Incentive Plan may discourage, delay or prevent a change of control of our company.

Specifically, Section 203 and our certificate of incorporation prohibit us from engaging in any business combination with an interested stockholder unless specific conditions are met. Also, our 1996 Long-Term Incentive Plan includes provisions that allow us to grant options, stock appreciation rights and other stock-based awards that will become vested immediately upon a change of control of our company.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the debentures and the common stock issuable upon conversion of the debentures offered by the selling security holders.

DESCRIPTION OF THE DEBENTURES

The debentures were issued under an indenture dated as of October 15, 2003, between us and LaSalle Bank National Association, as trustee. The following summarizes some, but not all, of the provisions of the indenture, the debentures and the registration rights agreement relating to the debentures and the shares issuable upon conversion of the debentures. We urge you to read the indenture and the registration rights agreement because those documents, and not this description, define the rights of holders of the debentures.

In this section of this prospectus entitled “Description of the Debentures,” when we refer to “Rewards Network,” “we,” “our” or “us,” we are referring to Rewards Network Inc. and not any of its subsidiaries.

General

The debentures are our general unsecured obligations and are subordinate in right of payment as described under “—Subordination of the Debentures” below. The debentures are convertible into cash, shares of our common stock or a combination thereof, in our sole discretion, as described under “—Conversion Settlement Options” and “—Conversion of Debentures” below. The debentures are limited to $70,000,000 aggregate principal amount. The debentures were issued only in denominations of $1,000 or in multiples of $1,000. The debentures will mature on October 15, 2023, unless earlier converted, redeemed at our option or repurchased by us at the option of holders upon a change of control or on an optional purchase date.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. Holders are not protected under the indenture in the event of a highly leveraged transaction or a change of control of Rewards Network, except to the extent described under “Purchase of Debentures at the Option of Holders Upon a Change of Control” below.

The debentures bear interest at the annual rate of 3¼%, which rate may be increased as described in “—Registration Rights” below. Interest will be payable on April 15 and October 15 of each year, beginning April 15, 2004, subject to limited exceptions if the debentures are converted, redeemed or purchased prior to an interest payment date. The record dates for the payment of interest will be April 1 and October 1. We may, at our option, pay interest on the debentures by check mailed to the holders. However, a holder of an aggregate principal amount of debentures in excess of $2.0 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the debentures due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date, and no interest will accrue on the payment for the additional period of time.

We will maintain an office where the debentures may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the debentures will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global debentures. There will be no service charge for any registration of transfer or exchange of debentures. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Debentures

A holder has the right, at its option, to convert its debentures, in whole or in part, into shares of our common stock (subject to the conversion settlement options described below), unless previously redeemed or purchased at the holder’s option, at a conversion price of $17.89 per share (subject to the adjustments described below), at any time prior to maturity:

•	if the closing price per share of our common stock on the trading day prior to the conversion date was 110% or more of the then current conversion price of the debentures on such trading day;

•	if the debentures are called for redemption by us;

•	if the average trading prices for the debentures for any five consecutive trading-day period was less than the average conversion value for the debentures during that period; provided, however, a holder may not convert its debentures pursuant to this clause if, at the time of the calculation, the closing price per share of our common stock is between the then current conversion price of the debentures and 110% of the then current conversion price of the debentures;

•	if we distribute to holders of our common stock certain rights entitling them to purchase common stock at less than the closing price per share of our common stock on the day preceding the declaration for such distribution;

•	if we distribute to holders of our common stock assets, debt, securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing price per share of our common stock on the day preceding the declaration for such distribution; or

•	if we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change of control occurs pursuant to which our common stock would be converted into cash, stock or other property unless all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a change of control consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the debentures become convertible solely into such common stock, American Depositary Shares or other certificates representing such common equity interests.

In the case of the fourth and fifth bullet points above, we must notify holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

The indenture defines conversion value as the product of the closing price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each debenture is convertible.

The initial conversion price of $17.89 is equivalent to a conversion rate of approximately 55.8971 shares per $1,000 principal amount of debentures.

Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the debentures. If holders submit their debentures for conversion between a record date and the opening of business on the next interest payment date (except for debentures or portions of debentures presented for purchase upon a redemption date, change of control purchase date or optional purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), they must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and a holder surrenders its debentures for conversion on a date that is not an interest payment date, it will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash for the fractional amount based upon the closing price of the common stock on the last trading day prior to the date of conversion.

If the debentures are called for redemption or are subject to purchase pursuant to the provisions set forth below under “Optional Redemption by Rewards Network,” “Purchase of Debentures at the Option of Holders on Certain Dates” or “Purchase of Debentures at the Option of Holders Upon a Change of Control,” holders’ conversion rights on the debentures called for redemption or so subject to purchase will expire at the close of business on the second business day before the redemption date or purchase date, as the case may be, or such earlier date as the debentures are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case, such holders’ conversion rights will terminate at the close of business on the date the default is cured and the debentures are redeemed or purchased. If a holder has submitted its debentures for purchase pursuant to the provisions set forth below under “Optional Redemption by Rewards Network,” “Purchase of Debentures at the Option of Holders on Certain Dates” or “Purchase of Debentures at the Option of Holders Upon a Change of Control,” it may only convert its debentures if it withdraws its election in accordance with the indenture.

The conversion price will be adjusted (without duplication) upon the occurrence of:

(1)	the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2)	(the subdivision, combination or reclassification of our outstanding common stock;

(3)	the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

(4)	the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above; and

•	distributions of rights to all holders of common stock pursuant to an adoption of a stockholder rights plan;

(5)	(the dividend or distribution, consisting exclusively of cash, to all or substantially all holders of our common stock; and

(6)	the purchase of our common stock pursuant to a tender or exchange offer made by us or any of our subsidiaries for a price per share in excess of 110% of the closing price per share of our common stock on the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

If we implement a rights plan, we are required under the indenture to provide that the holders of debentures receive the rights upon conversion of the debentures, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

In the event of:

•	any reclassification of our common stock; or

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of debentures will generally be entitled to convert their debentures into the same type of consideration received by common stockholders immediately prior to one of these types of events.

We are permitted to reduce the conversion price of the debentures by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Conversion Settlement Options

Upon conversion, we will satisfy all of our obligations (the “Conversion obligation”) by delivering to converting holders (1) shares of our common stock, (2) cash or (3) a combination of cash and shares of our common stock as follows:

(1)	Share Settlement. If we elect to satisfy the entire conversion obligation in shares of our common stock, then we will deliver to converting holders a number of shares of our common stock equal to the aggregate principal amount of the debentures to be converted divided by the then applicable conversion price.

(2)	Cash Settlement. If we elect to satisfy the entire conversion obligation in cash, then we will deliver to converting holders cash in an amount equal to the product of (i) a number equal to the aggregate principal amount of debentures to be converted by any such holder divided by the then applicable conversion price and (ii) the arithmetic mean of the closing price of our common stock on each trading day during the applicable cash settlement averaging period described below.

(3)	Combined Settlement. If we elect to satisfy a portion of the conversion obligation in cash (the “partial cash amount”) and a portion in shares of our common stock, then we will deliver to converting holders such partial cash amount plus a number of shares equal to (a) the cash settlement amount as set forth in clause (2) above minus such partial cash amount divided by (b) the arithmetic mean of the closing price of our common stock on each trading day during the applicable cash settlement averaging period described below.

If we choose to satisfy the conversion obligation by share settlement, then settlement in shares will be made on or prior to the fifth trading day following our receipt of a notice of conversion.

If we choose to satisfy the conversion obligation by cash settlement or combined settlement, then we will notify holders, through the trustee, of the dollar amount to be satisfied in cash at any time on or before the date that is two business days following our receipt of a converting holder’s notice of conversion (the “settlement notice period”). Share settlement will apply automatically if we do not notify holders that we have chosen another settlement method.

If we timely elect cash settlement or combined settlement, then holders may retract their conversion notice at any time during the two business day period beginning on the day after the settlement notice period (the “conversion retraction period”). Holders cannot retract conversion notices (and conversion notices therefore will be irrevocable) if we elect share settlement. If a holder has not retracted its conversion notice, then cash settlement or combined settlement will occur on the first trading day following the applicable “cash settlement averaging period.” The applicable cash settlement averaging period will be the five trading day period beginning on the first trading day after the conversion retraction period.

A “trading day” is a day during which trading in securities generally occurs on the American Stock Exchange (or, if our common stock is not quoted on the American Stock Exchange, on the principal other market on which our common stock is then traded), other than a day on which a material suspension of or limitation on trading is imposed that affects either the American Stock Exchange (or, if applicable, such other market) in its entirety or only the shares of our common stock (by reason of movements in price exceeding limits permitted by the relevant market on which the shares are traded or otherwise) or on which the American Stock Exchange (or, if applicable, such other market) cannot clear the transfer of our shares due to an event beyond our control.

Subordination of the Debentures

The payment of the principal of and interest, including additional interest, if any, on the debentures is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the debentures. If the debentures are accelerated because of an event of default, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay holders of the debentures. The indenture requires that we must promptly notify holders of senior indebtedness if payment of the debentures is accelerated because of an event of default under the indenture.

We may not make any payment on the debentures or purchase or otherwise acquire the debentures if:

•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

•	any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or other person permitted to give such notice under the indenture.

We are required to resume payments on the debentures:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received if the maturity of such designated senior indebtedness has not been accelerated, unless the subordination provisions of the indenture otherwise prohibit the resumption of such payment.

No new period of payment blockage may be commenced for a default unless:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

•	all scheduled payments on the debentures that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors.

These subordination provisions will not prevent the occurrence of any event of default under the indenture. If either the trustee or any holder of debentures receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

A substantial portion of our operations are or in the future may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the debentures, will depend upon the earnings of our subsidiaries. In addition, we will be dependent upon the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our present subsidiaries and any subsidiaries we establish or acquire in the future have no obligation to guarantee the debentures or pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the debentures to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of September 30, 2003, after giving effect to our private placement of the debentures and the application of the net proceeds therefrom, we and our subsidiaries would have had no senior indebtedness outstanding and would have had the ability to borrow an additional $50.0 million under our existing credit facility, as modified by a $50.0 million reduction in available borrowing capacity that we made in connection with the consummation of the private placement.

Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the debentures could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the debenture holders.

“designated senior indebtedness” means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness). We presently anticipate designating as designated senior indebtedness our senior indebtedness under our existing credit facility.

“indebtedness” means:

(1)	all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of Rewards Network or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)	all of our obligations and liabilities, contingent or otherwise, in respect of (A) leases required, in conformity with U.S. generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or (B) under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

(4)	all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

(5)	all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6)	all of our direct or indirect guarantees or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

(7)	any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

“senior indebtedness” means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Rewards Network whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Rewards Network, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

(1)	indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the debentures or expressly provides that such indebtedness is on the same basis or junior to the debentures; and

(2)	the debentures.

Optional Redemption by Rewards Network

We may redeem the debentures for cash on or after October 15, 2008, on at least 20 days and no more than 60 days notice, in whole or in part, at a price equal to 100% of the principal amount of the debentures, together with accrued and unpaid interest and additional interest, if any, up to but not including the redemption date.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed by lot, or in its discretion, on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If any debenture is to be redeemed in part only, a new debenture in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder’s debentures is selected for partial redemption and such holder converts a portion of its debentures, the converted portion will be deemed to be part of the portion selected for redemption.

No sinking fund is provided for the debentures.

Purchase of Debentures at the Option of Holders on Certain Dates

On October 15, 2008, 2013 and 2018 (and if such day is not a business day, on the following business day), holders will have the right to require us to purchase, in accordance with the procedures set forth in the indenture, in cash, all or any part of their debentures at a purchase price equal to 100% of the principal amount of the debentures being purchased, together with accrued and unpaid interest and additional interest, if any, up to but excluding the purchase date. Holders must deliver written notice of their exercise of this purchase right to the paying agent at any time prior to the close of business on the second business day prior to the optional purchase date. The written notice must specify the debentures for which the purchase right is being exercised. If a holder wishes to withdraw this election, it must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second business day prior to the optional purchase date.

Purchase of Debentures at the Option of Holders Upon a Change of Control

If a change of control (as defined below) occurs, holders will have the right to require us to purchase, in accordance with the procedures set forth in the indenture, in cash all or any part of their debentures 30 business days after the occurrence of such change of control at a purchase price equal to 100% of the principal amount of the debentures, together with accrued and unpaid interest and additional interest, if any, up to, but excluding, the purchase date. Debentures submitted for purchase must be in integral multiples of $1,000 principal amount.

We will mail to the trustee and to each holder a written notice of the change of control within 10 business days after the occurrence of such change of control. This notice shall state certain specified information, including:

•	information about and the terms and conditions of the change of control;

•	information about the holders’ right to convert the debentures;

•	the holders’ right to require us to purchase the debentures;

•	the procedures required for exercise of the purchase option upon the change of control; and

•	the name and address of the paying and conversion agents.

Holders must deliver written notice of their exercise of this purchase right to the paying agent at any time prior to the close of business on the second business day prior to the change of control purchase date. The written notice must specify the debentures for which the purchase right is being exercised. If a holder wishes to withdraw this election, it must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second business day prior to the change of control purchase date.

A “change of control” will be deemed to have occurred if any of the following occurs:

•	any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

•	we consolidate with or merge with or into another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets or any person consolidates with, or merges with or into, us, in any such event other than to one or more of our wholly-owned subsidiaries, other than any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Rewards Network (whether or not otherwise in compliance with the indenture).

However, a change of control will not be deemed to have occurred if either:

•	the closing price of our common stock for any five trading days during the ten trading days immediately preceding the change of control is at least equal to 105% of the conversion price in effect on such day; or

•	in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change of control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change of control) and as a result of such transaction or transactions the debentures become convertible solely into such common stock.

For purposes of this change of control definition:

•	“person” and “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change of control determination is being made, all unissued shares deemed to be held by all other persons;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change of control; and

•	“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

The term “all or substantially all” as used in the definition of change of control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot be certain how a court would interpret this phrase under applicable law if a holder elects to exercise its rights following the occurrence of a transaction which it believes constitutes a transfer of “all or substantially all” of our assets.

We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the debentures upon a change of control.

This change of control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change of control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is a result of negotiations between us and the initial purchaser.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change of control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the debentures.

Our current credit facility and certain of our debt agreements that we may enter into in the future may prohibit our redemption or repurchase of the debentures and provide that a change of control or similar event constitutes an event of default.

We may not purchase any debentures at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the debentures when required, this failure will constitute an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price for the debentures tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of that debt to accelerate or require us to repurchase that debt upon the occurrence of events similar to a change of control. Our failure to repurchase the debentures upon a change of control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)	we fail to pay principal on any debenture when due, whether or not prohibited by the subordination provisions of the indenture;

(2)	we fail to pay any interest, including any additional interest, if any, on any debenture when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

(3)	we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

(4)	we fail to issue cash, shares of our common stock or a combination thereof upon conversion of debentures by a holder in accordance with the provisions set forth in the indenture;

(5)	we fail to provide timely notice of a holder’s right to require us to purchase its debentures upon a change of control;

(6)	we fail to make a payment to purchase debentures tendered pursuant to the provisions set forth under “Optional Redemption by Rewards Network,” “Purchase of Debentures at the Option of Holders on Certain Dates” or “Purchase of Debentures at the Option of Holders Upon a Change of Control,” whether or not prohibited by the subordination provisions of the indenture;

(7)	any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $10.0 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged or such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the indenture; and

(8)	certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

If an event of default, other than an event of default described in clause (8) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal amount of the debentures to be due and payable immediately. If an event of default described in clause (8) above occurs, the principal amount of the debentures will automatically become immediately due and payable. Any payment by us on the debentures following any acceleration will be subject to the subordination provisions described above.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debentures.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least a majority in aggregate principal amount of the debentures then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the debentures then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any debenture on or after the applicable due date or the right to convert the debenture in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding debentures may waive any default or event of default unless:

•	we fail to pay principal or interest, including additional interest, if any, on any debenture when due;

•	we fail to convert any debenture into cash, shares of our common stock or a combination thereof in accordance with the provisions of the debenture and the indenture; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding debenture affected.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Rewards Network, to the officer’s knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the debentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debentures. In addition, the holders of a majority in aggregate principal amount of the outstanding debentures may waive our compliance in any instance with any provision of the indenture without notice to the holders of debentures. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding debenture if such amendment, supplement or waiver would:

•	change the record or payment date or stated maturity date of the principal of, or interest, including additional interest, if any, on, any debenture;
•	reduce the principal amount of interest or additional interest, if any, on any debenture;

•	reduce the amount of principal payable upon acceleration of the maturity of any debenture or purchase price payable in connection with any redemption, change of control purchase or optional purchase;

•	change the place or currency of payment of principal of, or any interest or additional interest, if any, on, any debenture;

•	waive a default or event of default in the payment of principal of, or interest or additional interest, if any, on any debenture;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any debenture;

•	modify the provisions with respect to the purchase right of the holders pursuant to the provisions set forth below under “Optional Redemption by Rewards Network,” “Purchase of Debentures at the Option of Holders on Certain Dates” or “Purchase of Debentures at the Option of Holders Upon a Change of Control,” in any case in a manner adverse to holders;

•	modify the subordination provisions in a manner materially adverse to the holders of debentures;

•	adversely affect the right of holders to convert debentures other than as provided in the indenture;

•	reduce the percentage in principal amount of outstanding debentures required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debentures necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of debentures.

We and the trustee may amend or supplement the indenture or the debentures without notice to, or the consent of, the holders of debentures to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any holder of debentures.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations on the debentures and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

Registration Rights

We agreed, pursuant to a registration rights agreement dated October 8, 2003, to file a shelf registration statement under the Securities Act not later than 90 days after the latest date of original issuance of the debentures to register resales of the debentures and the shares of common stock into which the debentures are convertible. We have filed with the SEC a registration statement of which this prospectus is a part, to satisfy this obligation under the registration rights agreement. The debentures and the common stock issuable upon conversion of the debentures are referred to collectively as “registrable securities.” We will use all commercially reasonable efforts to have the shelf registration statement declared effective as promptly as practicable but not later than 180 days after the latest date of original issuance of the debentures (provided that effectiveness may be delayed for up to an additional 90 days if we possess material non-public information, the disclosure of which would have a material adverse effect on us and our subsidiaries) and to keep it effective until the earliest of:

(1)	two years from the date of effectiveness of the shelf registration statement;

(2)	the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

(3)	the date on which all registrable securities held by non-affiliates are sold to the public pursuant to Rule 144(k) under the Securities Act.

We are permitted to suspend the use of this prospectus for a period not to exceed an aggregate of 60 days in any 100-day period or an aggregate of 100 days in any twelve-month period.

A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally is required to provide information about itself and the specifics of the sale, be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements that are applicable to such holder.

If:

(1)	on or prior to the 90th day after the latest date of original issuance of the debentures, the shelf registration statement has not been filed with the SEC;

(2)	on or prior to the 180th day after the latest date of original issuance of the debentures, the shelf registration statement has not been declared effective by the SEC;

(3)	we fail, with respect to a holder that supplies the questionnaire described below, to supplement the shelf registration statement in a timely manner as provided in the registration rights agreement in order to name additional selling securityholders; or

(4)	after the shelf registration statement has been declared effective, the shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of debentures and the common stock issuable upon the conversion of the debentures in accordance with and during the periods specified in the registration rights agreement and (A) we do not cause the shelf registration statement to become effective within five business days after it has ceased to be effective by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 60th day or 100th day, as the case may be,

(we refer to each such event described above in clauses (1) through (4) as a registration default) additional interest will accrue on the registrable securities in addition to the rate set forth in the title of the debentures, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% per year for the debentures. In the event that debentures are converted into shares of common stock that are “transfer restricted securities” within the meaning of the registration rights agreement, any additional interest will accrue on such shares at the rate described above, multiplied by the conversion price at such time. In the case of a registration default described in clause (3), our obligation to pay additional interest extends only to the affected registrable securities. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the debentures and the common stock issuable upon the conversion of the debentures held by the holder are “transfer restricted securities” within the meaning of the registration rights agreement.

We gave notice of our intention to file the shelf registration statement, which we refer to as a filing notice, to each of the holders of the registrable securities in the same manner as we would give notice to holders of debentures under the indenture. The filing notice sought, among other things, a determination from each of such holders as to whether such holder elects to have its debentures and the common stock issuable upon conversion thereof registered for sale pursuant to the shelf registration statement.

We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of the shelf registration statement. Holders were asked to complete the notice and questionnaire attached as Annex A to the offering circular relating to the private placement prior to any intended distribution of their registrable securities pursuant to the shelf registration statement. We refer to this form of notice and questionnaire as the “questionnaire.” Holders were required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that they could be named as selling securityholders in this prospectus. Upon receipt of a holder’s completed questionnaire after the effectiveness of the shelf registration statement, we will use all commercially reasonable efforts to, as promptly as practicable but in no event later than 30 days after receipt of the questionnaire, file any amendments or supplements to the shelf registration statement so that the holder may use this prospectus, subject to our right to suspend its use under certain circumstances.

We will pay all expenses incident to our compliance with the registration rights agreement and will provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of this prospectus. Selling security holders remain responsible for all selling expenses (i.e., commissions and discounts).

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All debentures surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All debentures delivered to the trustee shall be cancelled promptly by the trustee. No debentures shall be authenticated in exchange for any debentures cancelled as provided in the indenture.

We may, to the extent permitted by law, purchase debentures in the open market or by tender offer at any price or by private agreement. Any debentures purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any debentures surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any debentures held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of holders of debentures.

Replacement of Debentures

We will replace mutilated, destroyed, stolen or lost debentures at a holder’s expense upon delivery to the trustee of the mutilated debentures, or evidence of the loss, theft or destruction of the debentures satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debenture, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debenture before a replacement debenture will be issued.

GoverningLaw

The indenture and the debentures are governed by, and will be construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

LaSalle Bank National Association has agreed to serve as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, if the trustee acquires any conflicting interest and there exists a default with respect to the debentures, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding debentures have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

We initially issued the debentures in the form of one or more global securities. The global security was deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Beneficial interests in the global security may be held directly through DTC if the holder has an account with DTC or indirectly through organizations that have accounts with DTC. Debentures in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below. Except as described below, owners of any interest in the global securities will not have debentures registered in their names and will not receive physical delivery of debentures in certificated form.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit on its book-entry registration and transfer system, the principal amount of debentures represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be elected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the global security for all purposes under the indenture and the debentures. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, owners of beneficial interests in the global security, will not be entitled to have the debentures represented by the global security registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owners or holders of any debentures under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of and interest (including any additional interest) on the debentures represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest (including additional interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any debenture or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be elected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of debentures only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of debentures as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the debentures, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading “Transfer Restrictions.”

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our certificate of incorporation and by-laws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and by-laws.

Our authorized capital stock consists of 70,000,000 shares of common stock, par value $0.02 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share, of which 4,149,378 shares have been designated Series A Senior Convertible Redeemable Preferred Stock. No shares of Series A Senior Convertible Redeemable Preferred Stock are outstanding.

Common Stock

As of December 15, 2003, there were 24,449,231 shares of our common stock outstanding. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock are entitled to:

Dividends. Holders of our common stock are entitled to receive ratably such dividends on our common stock as may be declared by our board of directors out of funds legally available therefor.

Voting. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Preemptive Rights, Conversion and Redemption. Holders of our common stock have no preemptive rights and no right to redeem their common stock or convert their common stock into any other securities.

Liquidation, Dissolution and Winding-up. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation rights of any preferred stock.

Preferred Stock

Our board of directors is authorized, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.

The issuance of preferred stock could delay, defer or prevent a change of control of Rewards Network. We have no current plans to issue any shares of preferred stock.

Warrants

As of December 15, 2003, there were outstanding warrants to purchase a total of 2,020186 shares of our common stock with a weighted average exercise price of $4.67.

Registration Rights

Some of our stockholders have registration rights. Under the agreements between us and the holders of registration rights, we are required to maintain the effectiveness of certain registration statements covering their shares, and such registration statements are currently in effect. In addition, under an agreement between us and certain of our stockholders, they may require that we register their shares at any time, subject to limited exceptions.

Delaware Anti-Takeover Law and Charter Provisions

Delaware Takeover Statute. We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:

•	before this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are both directors and officers or which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after this date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person who, with affiliates and associates, owns, or within three years, did own beneficially 15% or more of the outstanding voting stock of the corporation. Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Super-Majority Provisions. Our certificate of incorporation requires a business combination involving Rewards Network and any interested stockholder to be approved by the affirmative vote of at least 80% of our outstanding voting stock, unless a majority of our disinterested directors approves the business combination or, in addition to other requirements, the amount of consideration received by common stockholders in the business combination is at least equal to the higher of (1) the highest per share price paid by the interested stockholder for any shares of our common stock acquired (a) within the five-year period immediately prior to the first public announcement of the terms of the proposed business combination or (b) in the transaction in which it became an interested stockholder and (2) the highest per share closing price during the 30-day period immediately preceding the first public announcement of the proposed business combination.

Our certificate of incorporation defines business combination to include:

•	any merger or consolidation involving Rewards Network and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 1% or more of Rewards Network’s assets involving the interested stockholder;

•	the issuance or transfer by Rewards Network to the interested stockholder of 5% or more of Rewards Network’s securities;

•	the adoption of any plan or proposal for the liquidation or dissolution of Rewards Network proposed by the interested stockholder; or

•	any transaction involving Rewards Network that increases the proportionate share of the stock of any class or series of Rewards Network beneficially owned by the interested stockholder.

Preferred Stock. Under our certificate of incorporation, our board of directors has the power to authorize the issuance of up to 10,000,000 shares of preferred stock and to determine the designations, preferences, rights (including voting rights), qualifications, limitations and restrictions of those shares without further vote or action by our stockholders. As of the date of this prospectus, 4,149,378 shares of preferred stock have been designated Series A Senior Convertible Redeemable Stock, and none of those shares are outstanding. The issuance of preferred stock or the redesignation of the Series A Senior Convertible Redeemable Preferred Stock may:

•	delay, defer or prevent a change of control;

•	discourage bids for the common stock at a premium over the market price of our common stock;

•	adversely affect the voting and other rights of the holders of our common stock; and

•	discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Advance Notice Provisions. Our by-laws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board.

Special Meeting Requirements. Our by-laws require that special meetings of stockholders be called at the request of our board of directors.

Cumulative Voting. Neither our certificate of incorporation nor our by-laws provide for cumulative voting in the election of directors.

These provisions may deter a hostile takeover or delay a change of control or management of Rewards Network.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

American Stock Exchange Listing

Our common stock is traded on the American Stock Exchange under the symbol “IRN.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the debentures and the common stock into which the debentures may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described below, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the debentures or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations and persons holding debentures or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell debentures or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law or U.S. federal estate and gift tax law as applicable to the holders of the debentures and common stock into which the debentures may be converted. In addition, this discussion is limited to initial purchasers of debentures who acquire the debentures at their original issue price within the meaning of Section 1273 of the Code and who will hold the debentures and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the debentures as indebtedness for U.S. federal income tax purposes.

All prospective purchasers of the debentures are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the debentures and the common stock in their particular situations.

As used herein, the term “U.S. Holder” means a beneficial holder of a debenture or common stock that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty), (ii) a corporation or an entity treated as a corporation, formed under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A “Non-U.S. Holder” is any beneficial owner of a debenture or common stock other than a U.S. Holder or a foreign or domestic partnership.

This discussion does not consider the federal income tax consequences of the holding or the disposition of the debentures or the common stock by a partnership. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the debentures or common stock into which the debentures may be converted, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of the debentures or common stock into which the debentures may be converted that is a partnership, and partners in such partnership, should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the debentures and common stock into which the debentures may be converted.

U.S. Holders

Interest

Interest on the debentures will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for federal income tax purposes.

Additional Interest

In certain circumstances, we may be obligated to pay additional interest on the debentures (as described above under “Description of the Debentures—Registration Rights”). This obligation may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the contingency that such payments will be made is remote or incidental (within the meaning of applicable Treasury regulations) and therefore that the debentures are not subject to the rules governing contingent payment debt instruments. Under our position, payments of additional interest will be taxable to a U.S. Holder as additional ordinary income when received or accrued, according to such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If our position were found to be incorrect and the debentures were deemed to be contingent payment debt instruments, a U.S. Holder might, among other things, be required to treat any gain recognized on the sale or other disposition of a debenture as ordinary income rather than capital gain and might be required to report additional interest as income when it accrues or becomes fixed, even if such U.S. Holder is a cash method taxpayer.

Conversion of Debentures into Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a debenture into common stock except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the debenture converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted debentures were held prior to conversion.

The conversion price of the debentures is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury regulations issued thereunder may treat the holders of the debentures as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate holders and qualified dividend income treatment in the case of individual holders, discussed below) to the extent of our current and accumulated earnings and profits. This will occur if and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of debentures in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. In the case of such constructive dividend distribution, U.S. Holders may recognize income even though they do not receive any cash or property as a result of such adjustments. Adjustments to the conversion price made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debentures, however, will generally not be considered to result in a constructive dividend distribution.

Conversion of Debentures into Cash or Common Stock and Cash

In contrast to a conversion of a debenture into shares of common stock, a conversion into cash or a combination of common stock and cash will cause a U.S. Holder to recognize gain for U.S. federal income tax purposes. Because we, and not holders, can choose the type and mix of consideration to deliver upon conversion, such gain recognition will not be within the control of the U.S. Holder. However, in any case in which we elect to deliver cash (other than cash in lieu of fractional common shares) upon conversion, holders may retract their conversion notices within the conversion retraction period. See “Description of the Debentures—Conversion Settlement Options,” above.

If a U.S. Holder converts a debenture and we deliver solely cash, the transaction will be treated for U.S. federal income tax purposes as a redemption of the debenture, having the consequences for the holder described below under “—Sale, Exchange, Redemption or Retirement of the Debentures.”

If a U.S. Holder converts a debenture and we deliver a combination of common stock and cash, and such cash is not merely received in lieu of a fractional share of common stock, the tax treatment to the holder is uncertain. For U.S. federal income tax purposes, the transaction will be treated as an exchange of the debenture for a combination of cash and common stock. Assuming the debenture is a “security” for U.S. federal income tax purposes, which is likely, a holder will be required to recognize the gain (but not loss) realized on this exchange in an amount equal to the lesser of (i) the gain realized (being the excess, if any, of the fair market value of the common stock received plus the cash received over the adjusted tax basis in the debenture exchanged therefor) and (ii) the cash received. Such gain generally will be long-term capital gain if the holder held the debenture for more than one year at the time of the exchange. See “—Sale, Exchange, Redemption or Retirement of the Debentures,” below. The holder’s adjusted tax basis in the common stock received will generally equal the adjusted tax basis in the debenture exchanged, decreased by the cash received and increased by the amount of gain recognized. The holder’s holding period in the common stock received upon exchange of the debentures will include the holding period of the debenture so exchanged.

Alternatively, the cash payment might be treated as the proceeds from the redemption of a portion of the debenture and taxed in the manner described under “—Sale, Exchange, Redemption or Retirement of the Debentures,” below. In such case, the holder’s basis in the debenture would be allocated pro rata between the common stock received and the portion of the debenture that is treated as redeemed for cash. The holding period for the common stock received in the conversion would include the holding period for the debenture.

U.S. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion.

Sale, Exchange, Redemption or Retirement of the Debentures

Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), redemption, retirement or other disposition of debentures, measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received on the sale, exchange or other disposition (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) such holder’s adjusted tax basis in the debentures. A U.S. Holder’s adjusted tax basis in a debenture generally will equal the cost of the debenture to such holder less any principal payments received by such holder. Gain or loss realized on the sale, exchange, retirement or other disposition of a debenture generally will be long-term capital gain or loss if at the time of the disposition the debenture has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income (generally 15% for most gains recognized on or after May 6, 2003 and in taxable years beginning on or before December 31, 2008). The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

The Common Stock

Distributions, if any, paid on the common stock, to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a U.S. Holder’s income as ordinary dividend income, which may qualify for a dividends-received deduction (in the case of corporate holders) or as qualified dividend income (in the case of individual holders). Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis in the common stock, and, thereafter, as capital gain from the sale or exchange of such common stock.

Qualified dividend income received in taxable years beginning after December 31, 2002 and on or before December 31, 2008 is subject to tax at the rates applicable to adjusted net capital gain. Qualified dividend income does not include dividends received on stock with respect to which the U.S. Holder has not met a minimum holding-period requirement or to the extent the U.S. Holder is obligated to make related payments with respect to substantially similar or related property (e.g., in a short sale of such stock). The availability of the dividends-received deduction is similarly limited.

Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount of cash and the fair market value of any property received upon such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held the common stock for more than one year.

Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax, as discussed above under “—Sale, Exchange, Redemption or Retirement of Debentures.” A U.S. Holder’s adjusted tax basis and holding period in common stock received upon a conversion of a debenture are determined as discussed above under “—Conversion of Debentures into Common Stock.” The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above). For purposes of this discussion, interest, dividends and gain on the sale, exchange or other disposition of a debenture or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States. This discussion assumes that payments of additional interest on the debentures will constitute payments of interest for U.S. federal income tax purposes and that the debentures are not contingent payment debt instruments for U.S. federal income tax purposes by reason of the payment of additional interest. See “U.S. Holders—Additional Interest.” This discussion does not consider the U.S. federal income tax consequences of any payment of additional interest with respect to the debentures that have been converted into common stock.

Interest

Generally any interest paid to a Non-U.S. Holder of a debenture that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as “portfolio interest.” Generally interest on the debentures will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a “controlled foreign corporation” with respect to which we are directly or indirectly a “related person” within the meaning of the applicable provisions of the Code and (ii) the withholding agent receives a qualifying statement that the owner is not a U.S. person and does not have actual knowledge or reason to know otherwise. To satisfy the qualifying statement requirements referred to in (ii) above, the beneficial owner of a debenture must provide a properly executed IRS Form W-8BEN (or appropriate substitute form) prior to payment of interest.

The gross amount of payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless an income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates, rather than being subject to withholding at the 30% or treaty-reduced gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% (or, if applicable, treaty-reduced) rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of a debenture that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Dividends

In general, dividends paid to a Non-U.S. Holder of common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the debentures, see “—U.S. Holders—Conversion of Debentures into Common Stock” above) will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed IRS Form W-8ECI (or appropriate substitute form), as applicable, with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax described above. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate for dividends must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of debentures into common stock. However, cash received if a Non-U.S. Holder converts a debenture and receives cash or a combination of common stock and cash (see “Description of the Debentures—Conversion Settlement Options”), and cash received in lieu of a fractional share, may give rise to gain subject to the rules described under “—Sale, Exchange, Redemption or Retirement of Debentures or Common Stock” below.

Sale, Exchange, Redemption or Retirement of Debentures or Common Stock

Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a debenture or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the debenture or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States) or (iv) we are a “United States real property holding corporation” within the meaning of Section 897 of the Code. We do not believe that we are currently a U.S. real property holding corporation within the meaning of Section 897 of the Code or that we will become one in the future. Even if we were, or were to become, a U.S. real property holding corporation, no adverse tax consequences would apply to a Non-U.S. Holder if it holds, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax at the rate of 28 percent from payments subject to information reporting if the recipient fails to provide his taxpayer identification number to the payor, furnishes an incorrect identification number or repeatedly fails to report interest or dividends on his U.S. federal income tax returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest or dividends to individual U.S. Holders of debentures or common stock will generally be subject to information reporting and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

Backup withholding will not apply to payments of interest or dividends to a Non-U.S. Holder who certifies his non-U.S. status by providing an IRS Form W-8BEN or other appropriate form to us or our paying agent. Information reporting will not apply to dividends paid to such holder, but information reporting on IRS Form 1042-S will generally apply to payments of interest to such holder.

Payments made to U.S. Holders by a broker upon a sale of debentures or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will generally be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons or is engaged in a U.S. trade or business.

Payments made to a Non-U.S. Holder upon a sale of debentures or common stock to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and backup withholding unless such Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that such Non-U.S. Holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied.

Payments made to a Non-U.S. Holder upon a sale of debentures or common stock to or through a foreign office of a U.S. broker will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary or such holder otherwise establishes an exemption. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exemption may not apply, however, if the foreign broker is owned or controlled by U.S. persons or is engaged in a U.S. trade or business.

Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which a Non-U.S. Holder resides.

Any amounts withheld from a payment to a holder of debentures or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each prospective investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the debentures and the common stock, including the applicability and effect of any state, local or foreign tax laws and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

We initially issued the debentures to Credit Suisse First Boston LLC as the initial purchaser in a transaction exempt from the registration requirements of the Securities Act. The initial purchaser then resold some or all of the debentures in transactions exempt from the registration requirements of the Securities Act.

The selling securityholders, including their respective transferees, pledgees, donees or other successors-in-interest, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and the common stock issuable upon conversion of the debentures. Any selling securityholder may also elect not to sell any debentures or common stock issuable upon conversion of the debentures held by it. Only those debentures and shares of common stock issuable upon conversion of the debentures listed below or in any prospectus supplement hereto may be offered for resale by the selling securityholders pursuant to this prospectus.

The following table sets forth recent information with respect to the selling securityholders of the debentures and the common stock issuable upon conversion of the debentures and the respective number of debentures and shares of common stock beneficially owned by each selling securityholder that may be offered for each selling securityholder’s account pursuant to this prospectus. We prepared this table based on information supplied to us by or on behalf of the selling securityholders. The selling securityholders may offer and sell all, some or none of the debentures and the common stock issuable upon conversion of the debentures listed below by using this prospectus. Because the selling securityholders may offer all or only some portion of the debentures or the common stock listed in the table, no estimate can be given as to the amount of those securities that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified in the table below may have sold, transferred or disposed of all or a portion of their debentures or shares of common stock issuable upon conversion of the debentures since the date on which they provided the information regarding their ownership of those securities included in this prospectus.

	Prior to Offering		Aggregate Principal Amount of Debentures Being Offered	After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding		Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding
Barclays Global Investors Diversified Alpha Plus Funds 53 Forest Avenue Old Greenwich, Connecticut 06870	$76,000	*	$76,000	$0	0
BNP Paribas Equity Strategies, SNC c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, Pennsylvania 19406(1)	2,400,000	3.43	2,400,000	0	0
CALAMOS® Market Neutral Fund – CALAMOS® Investment Trust 1111 East Warrenville Road Naperville, Illinois 60563	1,000,000	1.43	1,000,000	0	0

	Prior to Offering		Aggregate Principal Amount of Debentures Being Offered	After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding		Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding
Chrysler Corporation Master Retirement Trust c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071	15,000	*	15,000	0	0

CooperNeff Convertible Strategies (Cayman) Master Fund, L.P. c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, Pennsylvania 19406	2,526,000	3.61	2,526,000	0	0

Delta Air Lines Master Trust – CV c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071	5,000	*	5,000	0	0

DKR SoundShore Opportunity Holding Fund Ltd. c/o DKR Capital Partners LP 1281 East Main Street Stamford, Connecticut 06902	250,000	*	250,000	0	0

Dodeca Fund, L.P. c/o Inflective Asset Management, LLC 1334 Parkview Avenue, Suite 310 Manhattan Beach, California 90266	975,000	1.39	975,000	0	0

Forest Fulcrum Fund LP 53 Forest Avenue Old Greenwich, Connecticut 06870	210,000	*	210,000	0	0

Forest Global Convertible Fund, Ltd., Class A-5 53 Forest Avenue Old Greenwich, Connecticut 06870	776,000	1.11	776,000	0	0

	Prior to Offering		Aggregate Principal Amount of Debentures Being Offered	After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding		Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio 53 Forest Avenue Old Greenwich, Connecticut 06870	210,000	*	210,000	0	0

GLG Market Neutral Fund c/o GLG Partners LP One Curzon Street London W1J 5HB	3,500,000	5.00	3,500,000	0	0

Hourglass Master Fund, Ltd. 505 Park Avenue, 5th Floor New York, New York 10022	2,975,000	4.25	2,975,000	0	0

Inflective Convertible Opportunity Fund I, L.P. c/o Inflective Asset Management, LLC 1334 Parkview Avenue, Suite 310 Manhattan Beach, California 90266	25,000	*	25,000	0	0

JMG Triton Offshore Fund, Ltd. 1999 Avenue of the Stars Suite 2530 Los Angeles, California 90067	1,250,000	1.79	1,250,000	0	0

KBC Financial Products USA Inc. 140 East 45th Street, 2 Grand Central Tower, 42nd Floor New York, New York 10017	1,100,000	1.57	1,100,000	0	0

LDG Limited Washington Mall, Phase I Church Street, 3rd Floor Hamilton, HM 11 Bermuda	114,000	*	114,000	0	0

Lexington Vantage Fund c/o TQA Investors, LLC c/o TQA Investors, L.L.C. 405 Lexington Avenue 45th Floor New York, New York 10174	30,000	*	30,000	0	0

	Prior to Offering		Aggregate Principal Amount of Debentures Being Offered	After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding		Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding
LLT Limited Washington Mall-Phase I Church Street, 3rd Floor Hamilton, HM 11 Bermuda	68,000	*	68,000	0	0

Lyxor/Convertible Arbitrage Fund, Limited c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, Pennsylvania 19406	163,000	*	163,000	0	0

Lyxor/Forest Fund Limited 53 Forest Avenue Old Greenwich, Connecticut 06870	310,000	*	310,000	0	0

Microsoft Corporation c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071	10,000	*	10,000	0	0

Partner Reinsurance Company Ltd. c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071	5,000	*	5,000	0	0

Polaris Vega Fund L.P. c/o Paloma Partners Management Company Two American Lane Greenwich, Connecticut 06836-2571	1,250,000	1.79	1,250,000	0	0

RBC Alternative Assets LP 53 Forest Avenue Old Greenwich, Connecticut 06870	64,000	*	64,000	0	0

Relay 11 Holdings Co. 53 Forest Avenue Old Greenwich, Connecticut 06870	48,000	*	48,000	0	0

	Prior to Offering		Aggregate Principal Amount of Debentures Being Offered	After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding		Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding
Singlehedge U.S. Convertible Arbitrage Fund c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, Pennsylvania 19406	597,000	*	597,000	0	0

Sphinx Convertible Arbitrage SPC 53 Forest Avenue Old Greenwich, Connecticut 06870	30,000	*	30,000	0	0

State Employees’ Retirement Fund of the State of Delaware c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071	10,000	*	10,000	0	0

Sturgeon Limited Washington Mall, Phase I Church Street, 3rd Floor Hamilton, HM 11 Bermuda	344,000	*	344,000	0	0

Sunrise Partners Limited Partnership Two American Lane Greenwich, Connecticut 06836-2571	7,250,000	10.36	7,250,000	0	0

TQA Master Fund Ltd. c/o TQA Investors, L.L.C. 405 Lexington Avenue 45th Floor New York, New York 10174	1,295,000	1.85	1,295,000	0	0

TQA Master Plus Fund Ltd. c/o TQA Investors, L.L.C. 405 Lexington Avenue 45th Floor New York, New York 10174	1,540,000	2.20	1,540,000	0	0

UBS AG London Branch 677 Washington Boulevard Stamford, Connecticut 06901	5,500,000	7.86	5,500,000	0	0

	Prior to Offering		Aggregate Principal Amount of Debentures Being Offered	After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding		Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding
Univest Convertible Arbitrage Fund Ltd. 53 Forest Avenue Old Greenwich, Connecticut 06870	62,000	*	62,000	0	0

Vanguard Convertible Securities Fund, Inc. c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071	55,000	*	55,000	0	0

Wachovia Bank National Association 201 South College Street Charlotte, North Carolina 28288	2,000,000	2.86	2,000,000	0	0

Xavex Convertible Arbitrage 4 Fund 53 Forest Avenue Old Greenwich, Connecticut 06870	30,000	*	30,000	0	0

Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC c/o TQA Investors, L.L.C. 405 Lexington Avenue 45th Floor New York, New York 10174	256,000	*	256,000	0	0

ZCM Asset Holding Co, LLC 505 Park Avenue, 5th Floor New York, New York 10022	525,000	*	525,000	0	0

Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC 53 Forest Avenue Old Greenwich, Connecticut 06870	116,000	*	116,000	0	0

Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, L.L.C. 405 Lexington Avenue 45th Floor New York, New York 10174	210,000	*	210,000	0	0

*	Less than 1%

(1) We have been advised by BNP Paribas Equity Strategies, SNC that, as of November 25, 2003, it was the beneficial owner of 5,200 shares of our common stock.

PLAN OF DISTRIBUTION

The debentures and the common stock issuable upon conversion of the debentures (which is also sometimes referred to in this prospectus as “underlying common stock”) may be sold from time to time to purchasers:

•	directly by the selling securityholders or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the common stock issuable upon conversion of the debentures.

The selling securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to statutory liabilities, including, without limitation, statutory liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the debentures and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The debentures and underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the debentures and the underlying common stock may be listed or quoted at the time of the sale, including the American Stock Exchange in the case of the underlying common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the debentures and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the debentures and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the debentures and the underlying common stock short and deliver debentures and underlying common stock to close out short positions or loan or pledge debentures and underlying common stock to broker-dealers that in turn may sell the debentures and underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders. Selling securityholders may or may not sell any or all of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus.

Our common stock is traded on the American Stock Exchange under the symbol “IRN.” We do not intend to apply for listing of the debentures on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the debentures. A description of the risks associated with this is described above under the heading “Risk Factors—Risks Related to the Debentures and Our Common Stock—A market may not develop for the debentures.”

There can be no assurance that any selling securityholder will sell any or all of the debentures or underlying common stock pursuant to this prospectus. In addition, any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may effect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

Pursuant to the registration rights agreement relating to the debentures, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and the underlying common stock to the public other than commissions, fees and discounts for underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as amended, have been incorporated in this prospectus by reference in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities covered by this registration statement. Except for the SEC registration fee, all of the amounts set forth below are estimates. All of the fees and expenses described below will be borne by Rewards Network.

Legal fees and expenses	$35,000
SEC registration fee	5,663
Accounting fees and expenses	8,500
Trustee’s fees and expenses	4,000
Printing fees and expenses	5,000
Miscellaneous	5,000

Total	$63,163

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that each corporation incorporated thereunder, such as Rewards Network, may indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serving another corporation at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith is not to be presumed from settlement. No indemnification is allowed in respect of any proceeding charging improper personal benefit to the officer or director in which the officer or director was adjudged to be liable on the basis that personal benefit was improperly received. To the extent any officer or director succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys’ fees). A determination that the person to be indemnified meets the applicable standard of conduct, if not made by a court, is made by the board of directors by majority vote of a quorum consisting of directors not party to the action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay. A corporation may purchase indemnification insurance.

Article Eighth of our certificate of incorporation, as amended, and Article V of our by-laws, as amended, provide that our officers, directors, employees and agents acting in their official capacities are entitled, under specified conditions, to indemnification against liabilities and expenses. In addition, we have entered into indemnification agreements with some of our officers and directors. These indemnification agreements provide that, except to the extent prohibited by applicable law, we will indemnify these officers and directors against all expenses reasonably incurred by them if they are involved in any manner, or are threatened to be made involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding by reason of the fact that they serve as our officer or director.

We also currently maintain a directors’ and officers’ liability insurance policy providing aggregate coverage in the maximum annual amount of $30 million, subject to specified deductibles and participation requirements, insuring our officers and directors against specified liabilities and expenses incurred by officers and directors in their capacities as officers and directors. We consider the maintenance of this insurance coverage to be vital in attracting and retaining the services of qualified directors and officers. We cannot be assured, however, that our existing policy will be renewed upon expiration or that, if the policy is not renewed, we will be able to obtain similar insurance coverage elsewhere or that the cost of similar coverage will not be prohibitively expensive.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibits marked with an asterisk (*) are filed herewith.

Exhibit Number	Description

4.1*	Restated Certificate of Incorporation of Rewards Network Inc.

4.2	By-Laws of iDine Rewards Network Inc, as amended, is incorporated herein by reference to Exhibit 3.2 to iDine Rewards Network Inc.’s Quarterly Report on Form 10-Q (File No. 001-13806), filed on November 14, 2003.

4.3*	Indenture, dated as of October 15, 2003, between iDine Rewards Network Inc. and LaSalle Bank National Association, as trustee (including form of debenture)

4.4	Registration Rights Agreement, dated as of October 8, 2003, between iDine Rewards Network Inc. and Credit Suisse First Boston LLC is incorporated herein by reference to Exhibit 4.18 to iDine Rewards Network Inc.’s Quarterly Report on Form 10-Q (File No. 0001-13806), filed on November 14, 2003.

4.5	Form of Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Transmedia Network Inc. is incorporated herein by reference to Exhibit 3.5 to Amendment No. 1 to Transmedia Network Inc.’s Registration Statement on Form S-2 (File No. 333-84947), filed on October 5, 1999.

4.6	Form of Series A Preferred Stock certificate is incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to Transmedia Network Inc.’s Registration Statement on Form S-2 (File No. 333-84947), filed on October 5, 1999.

4.7	Form of Rights Agreement between Transmedia Network Inc. and American Stock Transfer & Trust Company is incorporated herein by reference to Exhibit 4.2 to Amendment No. 1 to Transmedia Network Inc.’s Registration Statement on Form S-2 (File No. 333-84947), filed on October 5, 1999.

4.8	Investment Agreement, dated as of April 28, 2000, among Transmedia Network Inc., Gene M. Henderson, Herbert M. Gardner, James M. Callaghan, Gregory J. Robitaille, John A. Ward III, George S. Wiedemann, Christine M. Donohoo, Frank F. Schmeyer, Elliot Merberg, Gerald Fleischman and Tim Litle is incorporated herein by reference to Exhibit 4.7 to Transmedia’s Annual Report on Form 10-K (File No. 001-13806), filed on December 29, 2000.

4.9	Investment Agreement, dated as of April 28, 2000, among Transmedia Network Inc., Minotaur Partners II, L.P., ValueVision International Inc., Dominic Mangone and Raymond Bank is incorporated herein by reference to Exhibit 4.5 to Transmedia Network Inc.’s Annual Report on Form 10-K (File No. 001-13806), filed on December 29, 2000.

4.10	First Amendment, dated February , 2003, to the Investment Agreement, dated April 28, 2000, among iDine Rewards Network Inc., Samstock, L.L.C., Minotaur Partners II, L.P., ValueVision International Inc., Dominic Mangone and Raymond Bank is incorporated herein by reference to iDine Rewards Network Inc.’s Annual Report on Form 10-K (File No. 001-13806), filed on March 31, 2003.

4.11	Letter Agreement, dated as of June 12, 2002, between iDine Rewards Network Inc. and Samstock, L.L.C. is incorporated herein by reference to iDine Rewards Network Inc.’s Annual Report on Form 10-K/A (File No. 001-13806), filed on October 7, 2003.

Exhibit Number	Description

4.12	Second Amended and Restated Investment Agreement, dated as of June 30, 1999, among Transmedia Network Inc., Samstock, L.L.C., EGI-Transmedia Investors, L.L.C. and Robert M. Steiner, as trustee, is incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to Transmedia Network Inc.’s Registration Statement on Form S-2 (File No. 333-84947), filed on October 5, 1999.

4.13	Amendment, dated February 5, 2003, to the Second Amended and Restated Investment Agreement, dated as of June 30, 1999, among Transmedia Network Inc., Samstock, L.L.C., EGI-Transmedia Investors, L.L.C. and Robert M. Steiner, as trustee is incorporated herein by reference to iDine Rewards Network Inc.’s Annual Report on Form 10-K/A (File No. 001-13806), filed on October 7, 2003.

4.14	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 4.15 to Transmedia Network Inc.’s Registration Statement on Form S-3 (File No. 333-49366), filed on November 6, 2000.

4.15	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 4.17 to Transmedia Network Inc.’s Registration Statement on Form S-3 (File No. 333-49366), filed on November 6, 2000.

4.16	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 10.2 to Transmedia Network Inc.’s Current Report on Form 8-K (File No. 001-13806), filed on November 17, 1997.

5.1*	Opinion Letter of Sidley Austin Brown & Wood LLP, dated December 19, 2003

12.1*	Statement regarding calculation of earnings to fixed charges

23.1*	Consent of KPMG LLP

24.1*	Powers of attorney

25.1*	Form T-1 Statement of Eligibility of Trustee for Indenture of Trust

*	Filed Herewith

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on December 19, 2003.

REWARDS NETWORK INC.

By:	/s/ George S. Wiedemann

George S. Wiedemann
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of December 19, 2003.

Name	Title

/s/ Samuel Zell Samuel Zell	Chairman of the Board and Director

/s/ George S. Wiedemann George S. Wiedemann	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Peter C.B. Bynoe Peter C.B. Bynoe	Director

/s/ Herbert M. Gardner Herbert M. Gardner	Director

/s/ Raymond A. Gross Raymond A. Gross	Director

* F. Philip Handy	Director

/s/ Sheli Z. Rosenberg Sheli Z. Rosenberg	Director

/s/ Harold I. Shain Harold I. Shain	Director

/s/ John A. Ward III John A. Ward III	Director

/s/ Lester Wunderman Lester Wunderman	Director

/s/ Kenneth R. Posner Kenneth R. Posner	Senior Vice President, Finance and Administration, and Chief Financial Officer (Principal Financial and Accounting Officer)

* By: /s/ Bryan R. Adel Bryan R. Adel Attorney-in-Fact

EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-3

REWARDS NETWORK INC.

Exhibit Number	Description

4.1*	Restated Certificate of Incorporation of Rewards Network Inc.

4.2	By-Laws of iDine Rewards Network Inc, as amended, is incorporated herein by reference to Exhibit 3.2 to iDine Rewards Network Inc.’s Quarterly Report on Form 10-Q (File No. 001-13806), filed on November 14, 2003.

4.3*	Indenture, dated as of October 15, 2003, between iDine Rewards Network Inc. and LaSalle Bank National Association, as trustee (including form of debenture).

4.4	Registration Rights Agreement, dated as of October 8, 2003, between iDine Rewards Network Inc. and Credit Suisse First Boston LLC is incorporated herein by reference to Exhibit 4.18 to iDine Rewards Network Inc.’s Quarterly Report on Form 10-Q (File No. 0001-13806), filed on November 14, 2003.

4.5	Form of Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Transmedia Network Inc. is incorporated herein by reference to Exhibit 3.5 to Amendment No. 1 to Transmedia Network Inc.’s Registration Statement on Form S-2 (File No. 333-84947), filed on October 5, 1999.

4.6	Form of Series A Preferred Stock certificate is incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to Transmedia Network Inc.’s Registration Statement on Form S-2 (File No. 333-84947), filed on October 5, 1999.

4.7	Form of Rights Agreement between Transmedia Network Inc. and American Stock Transfer & Trust Company is incorporated herein by reference to Exhibit 4.2 to Amendment No. 1 to Transmedia Network Inc.’s Registration Statement on Form S-2 (File No. 333-84947), filed on October 5, 1999.

4.8	Investment Agreement, dated as of April 28, 2000, among Transmedia Network Inc., Gene M. Henderson, Herbert M. Gardner, James M. Callaghan, Gregory J. Robitaille, John A. Ward III, George S. Wiedemann, Christine M. Donohoo, Frank F. Schmeyer, Elliot Merberg, Gerald Fleischman and Tim Litle is incorporated herein by reference to Exhibit 4.7 to Transmedia’s Annual Report on Form 10-K (File No. 001-13806), filed on December 29, 2000.

4.9	Investment Agreement, dated as of April 28, 2000, among Transmedia Network Inc., Minotaur Partners II, L.P., ValueVision International Inc., Dominic Mangone and Raymond Bank is incorporated herein by reference to Exhibit 4.5 to Transmedia Network Inc.’s Annual Report on Form 10-K (File No. 001-13806), filed on December 29, 2000.

4.10	First Amendment, dated February __, 2003, to the Investment Agreement, dated April 28, 2000, among iDine Rewards Network Inc., Samstock, L.L.C., Minotaur Partners II, L.P., ValueVision International Inc., Dominic Mangone and Raymond Bank is incorporated herein by reference to iDine Rewards Network Inc.’s Annual Report on Form 10-K (File No. 001-13806), filed on March 31, 2003.

4.11	Letter Agreement, dated as of June 12, 2002, between iDine Rewards Network Inc. and Samstock, L.L.C. is incorporated herein by reference to iDine Rewards Network Inc.’s Annual Report on Form 10-K/A (File No. 001-13806), filed on October 7, 2003.

4.12	Second Amended and Restated Investment Agreement, dated as of June 30, 1999, among Transmedia Network Inc., Samstock, L.L.C., EGI-Transmedia Investors, L.L.C. and Robert M. Steiner, as trustee, is incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to Transmedia Network Inc.’s Registration Statement on Form S-2 (File No. 333-84947), filed on October 5, 1999.

Exhibit Number	Description

4.13	Amendment, dated February 5, 2003, to the Second Amended and Restated Investment Agreement, dated as of June 30, 1999, among Transmedia Network Inc., Samstock, L.L.C., EGI-Transmedia Investors, L.L.C. and Robert M. Steiner, as trustee is incorporated herein by reference to iDine Rewards Network Inc.’s Annual Report on Form 10-K/A (File No. 001-13806), filed on October 7, 2003.

4.14	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 4.15 to Transmedia Network Inc.’s Registration Statement on Form S-3 (File No. 333-49366), filed on November 6, 2000.

4.15	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 4.17 to Transmedia Network Inc.’s Registration Statement on Form S-3 (File No. 333-49366), filed on November 6, 2000.

4.16	Form of Warrant to Purchase Shares of Common Stock is incorporated herein by reference to Exhibit 10.2 to Transmedia Network Inc.’s Current Report on Form 8-K (File No. 001-13806), filed on November 17, 1997.

5.1*	Opinion Letter of Sidley Austin Brown & Wood LLP, dated December 19, 2003

12.1*	Statement regarding calculation of earnings to fixed charges

23.1*	Consent of KPMG LLP

24.1*	Powers of attorney

25.1*	Form T-1 Statement of Eligibility of Trustee for Indenture of Trust

*	Filed Herewith